Exhibit 99.2

MediciNova Announces Estimated Timing of Payments to Former Avigen Stockholders

SAN DIEGO, Calif. – July 12, 2010 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced that it expects to make an initial payment from the escrow account to the former stockholders of Avigen, Inc. by July 29, 2010.

Under the terms of the definitive Merger Agreement, former Avigen stockholders are due to receive as part of the second payment consideration, a pro rata portion of $1.5 million, to be paid on or around June 30, 2010 subject to adjustment based on additional assets and liabilities of Avigen. MediciNova and the Avigen representative also agreed that payment of up to an aggregate of $500,000 from the second payment consideration amount will be deferred and paid to the former Avigen stockholders on a pro rata basis upon expiry of a letter of credit issued by Wells Fargo Bank, N.A. in connection with expenses under Avigen’s building lease, expected to expire November 30, 2010. The distributable amount will be offset by any amounts drawn by the beneficiary under the letter of credit and will be paid to former Avigen stockholders on the earlier of December 31, 2010 and the date on which the entire amount of restricted cash becomes unrestricted.

MediciNova and the Avigen representative have agreed that as a matter of administrative convenience they will attempt to reconcile by July 15, 2010 amounts owing to MediciNova in satisfaction of certain liabilities exceeding amounts estimated at the time of signing of the merger agreement. Following such reconciliation, payment of amounts remaining in the escrow account will be made to the former Avigen stockholders on a pro rata basis. In the event that MediciNova and the Avigen representative are unable to reach agreement by July 15, 2010, an independent accounting firm will be retained to resolve the dispute prior to July 29, 2010. Following resolution of the dispute regarding the amounts demanded by MediciNova, the amounts remaining in the escrow account then would be released to Avigen’s former stockholders on a pro rata basis.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company focused on acquiring and developing novel, small-molecule therapeutics for the treatment of diseases with unmet need with a specific focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential and patent assets having claims of commercially adequate scope. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, COPD exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus its resources on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and COPD exacerbations and MN-166 for the treatment of multiple sclerosis and other central nervous system disorders, and either pursue development independently in select markets, in the case of MN-221, or establish a strategic collaboration to support further development, in the case of MN-166. MediciNova will seek to monetize its other product candidates. For more information on MediciNova, Inc., please visit www.medicinova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, MediciNova’s ability to realize the anticipated strategic and financial benefits from its acquisition of Avigen, Inc., to integrate the two ibudilast development programs and to pursue discussions with potential partners to secure a strategic collaboration to advance the clinical development of the combined development program, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

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CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com